Exhibit 99.2

CORPORATE PARTICIPANTS

Robert Gargus

Applied Micro Circuits Corporation — SVP, CFO

Dr. Paramesh Gopi

Applied Micro Circuits Corporation — President, CEO

CONFERENCE CALL PARTICIPANTS

Rick Schafer

Oppenheimer — Analyst

Sandy Harrison

Signal Hill — Analyst

Chris Zepf

Kingdom Ridge Capital — Analyst

Jeff Osher

Harvest Capital — Analyst

Christian Schwab

Craig-Hallum Capital Group — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the second quarter 2011 AppliedMicro Circuits Corporation earnings conference call. My name is Michelle and I will be your operator for today. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. (Operator Instructions) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host, Mr. Robert Gargus, Senior Vice President and Chief Financial Officer. Please go ahead, sir.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

Good afternoon, everyone and thank you for joining today’s conference call. On the call with me today is Dr. Paramesh Gopi, our President and CEO. Before turning the call over to Paramesh, I want to remind you that forward-looking statements discussed on this call, including guidance we will provide on revenue, non-GAAP gross margins, non-GAAP operating expenses and certain other financial targets are based on the limited information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements, including product demand and mix, product development and introductions, design wins, manufacturing and supply availability, the impact of workforce reductions, employee relations and the integration of new or moved operations, risks resulting from macroeconomic conditions and markets and other risks as set forth in our SEC filings, including our Form 10-K for the year March 31, 2010. Our actual results may differ materially from these forward-looking statements. AppliedMicro assumes no obligation to update forward-looking statements made on this call.

I want to point out that AppliedMicro has several analysts to cover this stock and this creates a range of variability relative to the street financial model. When we say street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the company. With that, I’m going to turn the call over to Paramesh. Paramesh?

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

Thanks, Bob and good afternoon, everyone. During the September quarter, we saw total revenues increase sequentially by approximately 8.5% and product revenues, excluding our licensing revenues, increase sequentially by approximately 8%. We are entering the December quarter with approximately 94% of the December quarter guidance already on the books. Since this is down from the greater than 100% we had last quarter, let me pause here and add some color to the September quarter. To start, I will remind everyone we entered the September quarter with a very strong backlog and our revenue forecast has been based primarily on our supply pipeline.

At the start of the September quarter, we were expecting to catch up on delinquent processor shipments, but this did not occur and instead, we were able to source and ship more transport products than anticipated. Additionally, we did see orders slow particularly in the month of September and we saw several orders pushed out of the December quarter and into the March quarter. I would like to preface the rest of today’s call with our business outlook that is based on firsthand discussions with our major customers and their major customers. We believe that the market is going through the classic communications-related ramp- pause- ramp pattern that is common with major technology inflection points.

Our conversations confirm that all of our end-markets, telco, dataprise, and the SMB market, will show strong growth over the next six quarters. However, we do see the next one to two quarters being the pause part of the pattern we talked about. This pause is normal and covers a variety of inventory corrections, channel adjustments and end-customer deployment issues. Specifically, our research with our customers indicates that the slowness and pushouts were caused by a combination of excess inventory and a variety of inventory imbalances. The imbalance issue is the result of having some parts, but not all of the parts you would need to build and deploy end-system solutions. The imbalance issue appears to be the primary cause to the slow down and our customers have singled out next generation optical modules and various discreet components as the primary imbalance culprits.

We also believe that some carriers, example AT&T, are delaying metro and LTE deployments until the start of next calendar year. Lead time for transport products improved significantly during the quarter while supply constraints for the processor side of our business continued with no improvement. Going back to the 94% visibility entering the December quarter, I will remind everyone that this “turns” number of 6% is the lowest number in at least the 12 quarters proceeding FY11.

Total book-to-bill was .96X and backlog visibility for the March quarter is greater than 50%, an increase in sheer dollars from the equivalent basis last quarter. All three of our product families recorded sequential growth in September over the June quarter. Processor revenue grew sequentially by 5%, transport revenues by 11% and our licensing revenues grew 15% sequentially.

For the September quarter, the TPACK revenues are reflected in with the licensing revenues and with a modest $0.1 million for the quarter. I’m extremely pleased to note we’ve surpassed our guidance and have executed particularly well in growth and profitability and Bob will cover the specifics of this in his section of the call. Our long-term success remains the function of our new product pipeline and during the quarter we announced our Packet Pro line of processors. This represents our newest generation 40-nanometer power architecture multicore devices that scale in performance up to two gigahertz.

This product has received significant coverage in the press, along with excellent customer traction in both the dataprise and SMB volume platforms. Packet Pro combined with the two processor products released last quarter, APM8121xx Maui and APM801xx Lanai, gives us three new processor products so far this year. When you add in last year’s quarter 10GBASE-T Triveni products, the 10-gig copper, it gives us four new products to date and equals the same number that we did for all of last year, FY10, and twice what we did for the year before that. Our execution of new products that are anchored with lead customers in our large vertical markets has been stellar. And I’m very heartened by our progress thus far.

Announcing new products does not mean a lot unless these products have a track record of being successful. I’d like to take this opportunity to elaborate on the success of the new products that we’ve introduced in the last few years. In fact, “new products,” those introduced since FY08, contribute 15% of the June quarter revenues and this grew to 20% in September and is expected to be approximately 30% in the December quarter.

Let me now turn to some of the details of the business starting with transport. Please note that our transport business encompasses two vertical markets, telco and datacom. Let’s start with a brief review of our telco business. Our transport telecom business is heavily influenced by telco build-outs and I’d like to provide perspective on our end-markets and drivers before getting into the details of our own business. While the key drivers for the OTN transition worldwide are mobile data and packet-based video, we are seeing the advent of pad computing and its specific focus on cloud infrastructure for storage as a rapidly emerging new vector that is adding further impetus to the plan upgrade of carrier networks worldwide.

Starting in the United States, we saw AT&T and Verizon announce major plan service upgrades on their packet optical networks. Both of these networks have focused on scaling their RAN, meaning radio access network, components and are now turning to the second wave of key upgrades, namely metro and core networks. The announcements of capacity doubling by Verizon and a major packet optical IP MPLS core to metro upgrade by AT&T has largely benefited ALU, Ciena, Cisco and a variety of other smaller players. It is important to note that network capacity and consequent protocol upgrades follow a ramp-digest-ramp pattern.

Please recall our commentary about a year ago on the evolution of OTN adoptions, where we stated that almost 50% of the pan-American core network transition was complete and that the next step would be the metro portion, a portion of the network that is almost three times the size of the core. The new mobile backhaul RAN and announced LTE deployments are proof that the metro transition is beginning and will soon become mainstream. The key beneficiaries of the North American upgrades were Alcatel Lucent, Ciena and Cisco. A key example of a successful platform that incorporates a majority of our OTN technology is the Alcatel Lucent 18xx platform.

Turning to the EU, we observed major core network upgrade by BT, Telefonica, and France Telecom. I’d like to remind you of our comments in the past few quarters, relative to the EU being more legacy oriented and slower to upgrade to new OTN-based packet optical core technology. The drivers for both upgrades stem from capacity planning exercises to accommodate an unprecedented number of future mobile data plan users. The OEM beneficiaries and platforms associated with this EU upgrade are Alcatel Lucent and Huawei. APM’s Yahara and PEMAQUID platforms are pervasive across ALU and Huawei’s core and metro platforms.

Turning the Asia-Pacific region, we saw ALU, ZTE, and Huawei score major wins with such customers such as SoftBank in Japan and China Telecom for the metro core ROADMs, reconfigurable optical add drop multiplexers, and terabit packet optical platforms, proving beyond doubt that the cadence for major network transitions is consistent. With this as background, let me now turn to the specifics of our business.

Our OTN business in the September quarter was up approximately 18% sequentially, fuelled by Cisco, ZTE and ALU. Our Yahara platform line continued to win key transponder as well as multiport, multisurface interface cards for various platforms. During the quarter, Yahara captured an additional 12 design wins across Alcatel Lucent, Tellabs, Fujitsu and ZTE. On the router and packet platform front, PEMAQUID, our second generation multiport OTN platform, continued its design ramp registering three additional designs across Fujitsu and Alcatel Lucent.

Finally, our break through 40-nanometer PQX metro platform continues to secure leading edge designs at market leaders and the September quarter saw us get our third PQX design win at one of the world’s leading packet optical router OEMs. As we have stated before, AppliedMicro products enabled virtually every recently announced OTN platform. Our design win traction remain(ed)s strong throughout the September quarter.

Finally, the addition of TPACK has been well received. The effects of IP consolidation and cross pollination are excellent and we’re moving to use TPACK in conjunction with our enterprise businesses as well. The customer perception and reaction have been phenomenal. The combination of TPACK, our existing products, and our PQX platform are making APM the early power and cost-effective solution leader for 100-gig.

Turning now to our datacom market. Overall, our datacom product revenue declined approximately 40%, sequentially, but was partially offset by an increase in our legacy switch business revenue. Please recognize that quarter-to-quarter revenue trends are currently masked by product availability. So, one cannot read too much into this decline. The best example of this is to point out that during the quarter we continued to get excellent traction with our 10-gig E optical phys and we recorded an additional 13 major design wins across customers like Emulex, Alcatel Lucent and Raytheon.

This quarter, we saw bookings for these devices increase in excess of 60% sequentially. In summary, we had an excellent quarter on the OTN, telecom and datacom fronts. We remain extremely excited about the prospects of our new technologies and the value propositions they bring to our customers. Now, turning to the embedded processor market.

Processor revenues grew more than 5% sequentially in the September quarter. Our businesses — our business growth continues to be fuelled by strength in the telco, enterprise and small medium business segments uniformly. The energy efficient 405 and 460 product families picked up 18 major design wins last quarter. Two of these products we announced just last quarter have already scored major Tier 1 design wins. We continue to emphasize that every single one of our new products needs to be anchored by a Tier 1 customer and give our customer base a differentiated product with the ability to set a new bar for performance.

Having an established lead customer committed to our new product shortens the time to revenue cycle versus our historical norms. Additionally, we have stated a goal of breaking into selective consumer cloud applications, like NAS boxes and smart meters. We are very pleased to announce that one of the design wins with the APX APM801xx, a small footprint and low power gigahertz processor, relates to an award winning NAS box that is already available now at Best Buy stores. We’re proud to announce that this processor has recently won its second major design win and this one is for a major service provider gateway platform.

Our new line of Packet Pro products, which incorporates the world’s first TSMC-based 40-nanometer power architecture cores and our scalable interconnect fabric was announced this quarter and is already receiving significant attention in the enterprise wireless, data center and wire-in closet switch markets. These markets are driven by a large amount of packet-based video on-demand services that are pervade through cable TV and IPTV head-ins as well as the emerging category of Apple TV-like devices, that utilize cloud-based broadband video delivery and processing services.

Packet Pro is uniquely differentiated for this market and we expect several major Tier 1 manufacturing and enterprise imaging customers to be in system qualifications before the end of this calendar year. Our process of business is vectored correctly and we are actively taking share from our competitors because of price, power and performance advantages. Now let me turn the call over to Bob. Bob?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

Thanks, Paramesh. Backlog visibility at approximately 94% is still well above the norm we have experienced over the last three years. Book-to-bill at .96 was a bit disappointing, but coming off a book-to-bill in excess of 1.3 for the last two quarters and with improving lead times out of TSMC, this was to be expected. The pushouts into the March quarter were not anticipated and this combined with the order softness in the month of September are the primary cause for our cautious commentary.

On the positive side, we are expecting to make progress on catching up on delinquent processor shipments, spread across the December and March quarters. This has been built into our forecast and guidance and we have confirmed the ability to achieve this catch up with our foundry partner and this has taken us a while to accomplish. Second quarter revenues were $66 million, up $5.2 million or 8.5%, compared to the prior quarter and up $16.8 million or 34% from the same quarter a year ago. Within the $66 million of revenues we saw in our product families, transport, process and licensing revenues all grow sequentially.

The product-only revenues were $62.2 million and were up 8% sequentially from last quarter. The breakdown of our revenues by product family for the second quarter were processor revenues at $31 million, a sequential increase of 5%, transport revenues were $31.2 million, a sequential increase of 11% and licensing revenues were $3.8 million, a sequential increase of 15%. Sales to North America accounted for approximately 35% of total revenues, sales to Europe contributed 20% and sales to Asia contributed 45%. There were two subcontractors that represented 10% or more of the September quarter revenues.

HonHai at 14%, which was the same number they had in the June quarter, and Flextronics at 10% which is 1 point higher than the 9% they had in the June quarter. Additionally, there was one distributor that was more than 10% and that’s worldwide Avnet, which accounted for 30%, which is down from the 33% they were in the June quarter, of total revenues for the September quarter. Distributor revenues for the last quarter were approximately $30 million compared to $28 million for the prior quarter. Distributor inventory measured in days and based on the distis September quarter sell-through is at approximately 58 days. The 58 days is high and requires additional explanation.

To start, remember there are disti revenues for the September quarter while only $2 million higher than the June quarter where the distis had 38 days of inventory. What happened here was that in the month of September, the contract manufacturers and end-customers shut off receipts and distributors sell-through numbers dropped and this resulted in distributors having about $4 million more in inventory than planned. If the distis would have shipped this $4 million, the inventory would have been approximately 43 days, which was in line with what we were seeking to accomplish. We expect this to correct itself over the next two quarters.

Turning to the P&L, our second quarter non-GAAP net income from continuing operations was $10.7 million or $0.16 cents per share compared to the non-GAAP net income from continuing operations of $8.3 million or $0.12 cents per share for the prior quarter. The pretax leverage factor for the quarter was approximately 49%, meaning that we put approximately 49% of the top line increase to the pretax profit line. Our non-GAAP operating margins continued to improve and was 14.6% of revenue and improved 2.4 points from the 12.2% achieved in the last quarter. Our non-GAAP EBITDA for the quarter from continuing operations was $11.8 million, almost 18% of revenues, compared to $9.7 million or 16% of revenues for the prior quarter.

The second quarter non-GAAP gross margins, including licensing, was 68.9% compared to 67.6% for the June quarter. This significantly exceeded our guidance of 65% plus or minus half a point. The improvement in margins relative to the guidance and prior quarter can be largely explained by the favorable product mix, higher licensing revenues and improved manufacturing yields and efficiencies.

Looking forward to the December quarter, we are expecting overall gross margins to be approximately 67.5%, plus or minus half a point, and this is down from last quarter due to the expected higher processor shipments and specific customer mix as well as licensing revenue dropping back with the exception of adding TPACK. For those building FY11 models, we would guesstimate that gross margins as a percent of revenue would be flat in the quarter. Non-GAAP operating expenses from continuing operations were $35.8 million compared to our guidance of approximately $33.8 to $34.8 million.

This increase of approximately $1 million in operating expenses compared to the high end of our guidance is mainly related to two items. One, an increase in R&D expenses, related to contractors brought in to facilitate product development schedules and two, the timing of a $0.5 million NRE payment that would be accounted for as an expense offset that was unfortunately delayed into the December quarter. Going forward, we expect our operating expenses to be in the range of $36.5 million plus or minus $0.5 million. This increase is basically the net of a small reduction from last quarter’s run rate, the NRE payment and the addition of TPACK operating expenses for the full quarter.

Our interest and other income was $1.4 million and is higher by approximately $0.3 million compared to the prior quarter due to a one-time gain generated from the disposal of some equipment. Interest income is expected to be approximately $1 million for the December quarter and we expect our tax rates to continue at the 3% rate for the next several quarters. The diluted share count for EPS purposes was 68.0 million shares. During the quarter, we bought back approximately 2.5 million shares. The full effect of the repurchase is not reflected in the diluted share count as the repurchases were mostly executed toward the end of the second month of the quarter.

For the December quarter, we expect our share count to be approximately 67 to 67.5 million shares, not counting any shares we repurchased during the December quarter. Turning to the balance sheet, our cash and investments totaled $182.6 million or $2.68 per share at the end of the second quarter, a decrease of approximately $40 million from the June quarter. This decrease is primarily due to (1) approximately $32 million that we paid for the acquisition of TPACK, (2) approximately $23 million that we paid for our open market stock repurchases, and (3) cash generated from operations of $11 million.

Capital expenditures for the quarter were approximately $4.5 million and our capital depreciation for the quarter was $1.8 million. You can refer to our cash flow statement in the earnings release for more information. Our working capital was approximately $197 million. It was $238 million at the end of June and we have no long-term debt. Our DSO is at 32 days and we expect it to range from 30 to 42 days going forward.

Our overall inventories remain flat at approximately $17.6 million. Our inventory turns for the September quarter were 4.7. Inventory and lead times continue to be an issue that requires evaluating and monitoring. We plan to build enough inventories to better serve our customers and this means that we will, in the short-term, be increasing inventory levels. We expect inventory turns to decline to the 3.5 to 4.0 level over the next quarter or two.

Turning to GAAP, as you know, our non-GAAP financials exclude certain items required by GAAP, such as amortization of impairment of purchased intangibles in goodwill, items related to other-than-temporary impairment charges on our investment portfolio, impairment of strategic investment, stock-based compensation expense, restructuring charges, acquisition-related charges and non-cash tax adjustments. The timing occurrence and magnitude of such items can be difficult or impossible to estimate for future periods. Our net income on a GAAP basis was $3.6 million versus a net income of $1.4 million last quarter.

The difference in our second quarter GAAP net income of $3.6 million and the second quarter non-GAAP net income from continuing operations of $10.7 million is a delta of $7.1 million. This $7.1 million is primarily comprised of three items (1) $4 million of stock-based compensation and $3.8 million of amortization of purchased intangibles, respectively for a total of $7.8 million, (2) transaction-related costs associated with the TPACK acquisition of approximately $0.9 million, and (3) these are offset by an adjustment of $1.7 million related to gains realized from the sale of investments in our cash and investment portfolio that had previously been written down.

Looking forward to the December quarter, we can expect certain known GAAP charges, such as the amortization of purchased intangibles and the stock-based compensation to continue. We expect to see the amortization of intangibles increase to approximately $5.0 million as a result of the TPACK acquisition. A complete reconciliation between the GAAP and non-GAAP financials can be found in our earnings release, which can be found in the Investor Relations section of our website. Please note that there’s no reconciliation for forward-looking non-GAAP measures.

That concludes my remarks. Let me turn the call over to Paramesh. Paramesh?

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

Thanks, Bob. Bob already provided you with second quarter guidance for the OpEx and gross margins. As we look out over the next several quarters, we continue to believe we are well positioned to capitalize on our secular growth trajectories. None of our checks indicate a slowing of demand, although excess inventory and inventory imbalances are likely to have one to two quarters to correct before we return to the growth path we were previously on.

In short, we have a great fundamental secular growth story that unfortunately is being stalled by widespread macro conditions. As little as a week ago, we would have guided to be flat for the December quarter, but the increase in disti inventory has given us pause and we feel that the level in excess of 42 days, which is approximately $4 million, has to be worked off. As a result we are guiding for the December revenues to be $62 million, plus or minus $2 million, that’s plus or minus 3.2%. We remain bullish about our business prospects and our outlook for next year.

In fact, for our businesses, we see several overall growth drivers.

Number one, 3G and LTE deployment as growth drivers beginning early next calendar year. These deployments will be fueled by rapid APAC deployments, such as the ones announced by BSNL and Airtel. We expect Europe to follow a quarter or so later.

Two, as the OTN deployments into the enterprise portion of the network begins and, in fact accelerates, we will be the beneficiary as we have numerous design wins on many major platforms. Remember that the enterprise portion of that network is the largest and represents almost three times the OTN opportunity that existed last year for the data center.

Number three, our processors have registered several design wins in the enterprise and consumer segments that will either ramp more aggressively or begin shipping in the next few quarters.

And number four, our datacom physical layers continue to grow and receive a boost in the second half of next year as 10GBASE-T PHYs begin to deploy. I want to close by stressing that we are well positioned to capitalize on our secular growth markets that we’ve identified. Our long-term prospects remain intact and we continue to execute to our plan.

The models for FY11 are or should reflect us growing revenues 20% to 25% year-over-year and our EPS expanding from $0.16 cents last year to a range of between $0.45 to $0.50 cents for this fiscal year. We still have a way to go, but our progress has been excellent by almost any metric. Looking into FY12, we believe that we should be able to maintain a revenue trajectory of 15% to 20% growth as we had previously stated. With that, let me turn the call over to Bob for Q&A. Bob?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

Thank you, Paramesh. That concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

(Operator Instructions) Your first question comes from Rick Schafer of Oppenheimer. Please proceed.

Rick Schafer — Oppenheimer — Analyst

Hey, guys. I have a couple questions. I guess the first one, just a little more color on the weakness. I mean, would you say that it’s more concentrated by any particular end-market or by any particular customer? You know, anything stand out there, I guess? And maybe could you describe the order weakness? It sounds like it’s more pushouts than cancels. Is that the right read?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

We have a little bit of both, but it’s more pushout. I’d say it was a little more in the transport area than in the processor area. In the — in fact, if you looked at it, technically I’d say the pushouts on the processor side were more the result of supply constraints than customers pushing out the orders. Whereas on the transport side, that definitely did slow down.

Rick Schafer — Oppenheimer — Analyst

Okay, and any customer commentary you can provide or color?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

I think we saw it pretty much across the major guide. It wasn’t identified or local to any geography or any single major customer. It was pretty widespread, for example, the $4 million increase in disti inventory, you know, above what we were planning, because we did want to increase them a couple million caught us by surprise a little bit.

And when we got into it and gathered all the data, it looked like basically the distis had very little sell-through the last three weeks of the month of September. That month, when you look at it, is the lowest sell-through month they had in about nine or ten months. So, obviously the feedback we were getting from the customers about imbalances, meaning they had a lot of the parts but not all the parts. The analogy I’d use, if you have an automobile assembly line and you’re building cars, but you’re short the steering wheels, you don’t continue to buy engine parts until you get steering wheels and clear the line. And I think that’s what we’re going through.

Rick Schafer — Oppenheimer — Analyst

Okay and kind of related to that, I know you mentioned it, I think it was you, Bob, that mentioned it, on the constraint — your wafer supply, it sounded like lead time was pulled in from one of your foundries. Is that a clear read where we’re at in lead times now for you guys in terms of your ability to get supply?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

So we saw TSMC loosen up and basically, at this point we’re able to get pretty much whatever we want to out of TSMC, although they’ve told us that they don’t expect that to last for more than a few months. They expect, based on their forecast, that it’s going to get tight again somewhere around three or four months from now.

In the case of IBM we didn’t get any real relief from them and they’re still in the 23- to 27-week lead times. But we have had a real long conversation with them to work out some changes in business practices which will go into effect and will help improve things for us, but we won’t see that, really until some in the December quarter and more in the March quarter.

Rick Schafer — Oppenheimer — Analyst

Okay.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

And the way you’re going to see it is because we’ll build inventory. That’s about the only way I could buffer this at this point in time.

Rick Schafer — Oppenheimer — Analyst

Okay, and your lead times to your customers then, I would assume, pulled in as well?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

For TSMC-related products, yes. For IBM products, no.

Rick Schafer — Oppenheimer — Analyst

Okay. Fair enough. Another question, I guess the current pause or slow down aside, what are you guys seeing from carriers in terms of their 2011 build plans? Could the current pause actually cause 2011 carrier CapEx forecasts to go up?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

I’ll let Paramesh jump into this. We spent a lot of time talking to our customers and their end-customers and I’ll let him give some specifics of this. But I think the thing that we’re most encouraged about is almost every one of them has some fairly significant and sizeable upgrades that they’re planning to do somewhere in the next four to six quarters, or over the next four to six quarters. When I say four to six, I don’t mean it starts in four. I mean — I think there’ll be one or two quarters of pause and then over the next four quarters you’re going to see us getting back on the same kind of growth trajectory that we were on, let’s say, one or two quarters ago.

Rick Schafer — Oppenheimer — Analyst

Does that imply a catch up, Bob? I’m just curious, is the number —

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

No. I mean, again, Paramesh can go into specifics. I don’t think it’s going to be a catch up. I think what happens is you get back onto the same trend line you’re on, but you come from a lower starting point.

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

I think to kind of, add to Bob’s commentary there. We have done extensive, we’ve had extensive conversations with a bunch of our customers and their customers over the last six weeks. Because as we see these things kind of happen, we want to make sure that we understand the ecosystem impact and what’s going on. And clearly, I think there are two major trends that are in flight. One is basically the adoption of early 40-gig into the metro-type networks and then obviously, the acceleration toward the 100-gig platform.

We’re very well positioned for both those. But when you’re actually going through and figuring out ways to start to really attach the new mobile backhaul-type devices to a new core, there is always going to be a digestion period, is the way our carrier friends put it. That digestion period has to do with transitioning equipment that has been 5 9, 6 9 reliable to a new packet optical flatter network. And if you really look at what happened last year and what has been announced over the next two years and trace that back to the phasing of all these different build-outs, it’s very clear there is no more question about the fact that the metro is in transition, the key question is how is the digestive part of that cycle going to work itself out over the next two or three quarters? Remember, in our business, optics dictates lead times.

I can’t emphasize to you how much optics and discretes that are on these line cards dictate lead times for these guys. And by the way, they are also, perhaps the most expensive part of these types of equipment.

Rick Schafer — Oppenheimer — Analyst

Great, thanks, you guys

Operator

Your next question comes from the line of Sandy Harrison of Signal Hill. Please go ahead.

Sandy Harrison — Signal Hill — Analyst

Yeah, a couple quick questions on some of the prepared remarks. You talked a little bit about the success of Packet Pro and finding some opportunities out there. What’s the typical gestation period with this product if you find it, six weeks, I mean six months, 12 months versus the 18 to 24 months? Or when can you start to see or when will you expect to see some of the revenues from these opportunities coming through the P&L?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

Two-part answer to that, Sandy. Normal stuff is the customer having to get samples and then get the design in and then you ramp. You’re probably still talking 18 to 24 months. What we’ve talked about though is that we have a practice with a new product where we’re trying to get lead customers that are kind of presigned up. And on those, we will probably be ramping in as little as six to 12 months.

Sandy Harrison — Signal Hill — Analyst

Gotcha. And then your comments around the distis and I think you said in your prepared remarks, Bob that up to a week ago, or Paramesh, up to a week ago, you guys were thinking sort of a flattish December quarter and then I guess you got your POS from the distributors and saw the $4 million. Uhh, what was their explanation? What were their thoughts? The distributors? Was theirs just, hey, too bad it happens or do they think there’s a catch up or is this just the reduced demand concurrently?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

This is where I think actually the amount of intelligence we’ve covered may be better than theirs because we went straight to customers and customers’ customers and correlated it. And while that may sound like a lot of work, if you do it the right way, about the right dozen or so contacts, you can get your hands behind the major programs and then extrapolate from there. So, the distis told us that the customers had just shut off taking receipts and that they had no worries about digesting the inventory, but they were saying that the orders, that because they had dried up in the last three weeks of September, they were seeing the orders still being slow in the first two weeks of October.

So I think we may, in this case, have a little more visibility than they do, relative to that aspect of it. But again, you know, they — the 58 days sounds high, but when you think about it, it’s $4 million of inventory and if they had sold the $4 million, okay, which would have made their sell through more flat than what it was the prior quarter, the days would have been 43. You know, we were trying to target to get them to about 42. It would have been right on what we had planned to.

So by no means do I think this is going to be that difficult for them to clear up. To put it in perspective, the June, the month of June, the distis sell-through was almost $18 million. So, you know, this doesn’t necessarily take a long time to clear up. But again, it’s going to be a function with the holidays and how fast their customers pull.

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

So, I want to make one more comment on this, because I think it’s really important to — it’s a really important derivative that at least a lot of us miss when we look at these markets. The actual deployment of networks and you know, if you look at the lumpiness of this pattern that we’re seeing, actually goes back to a lot of the way infrastructure contracts are built out relative to the actual deployers of the network.

Typically they involve unionized labor and I was given a very rapid education in this by one of our key customers, very, very big customer, who talked about how important it is for the entire network to be able to upgrade in a given period with a given labor force because that’s the way things are done in major geographies that have, you know, like Europe and in India, where unions are very commonly used to do this. Therefore, a 16- to 18-week movement in inventory of parts may essentially lead to a three-month, to a six-month movement in the way network deployments are scheduled because of the way union contracts are written to deal with everything from splicing of glass-based WDM-type assemblies to all the way up to actually deploying or lighting up dark fiber in a controlled fashion.

So, it’s actually a very, very clearly stepped and phased phenomenon that has to occur for a guy like an ALU or a ZTE to say, “I’m going to ship 1,500 ports of OTN into a network at China Unicom or into a network at BTT.” That’s a huge part of what you’re going to see occurring over the next six to nine months.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

I think we feel pretty comfortable about the research and the context we’ve done on this, such that I think that more of what we’re talking about will come to light, not just through us, but through other sources over the next two or three months, let’s say. And I think you guys will be able to look back and say that we had steered you correctly from that standpoint. So what we’re kind of really implying here is that we had an upward scoping trend line.

That trend line is maybe, if you want, kind of flattening out or maybe stepping back for a quarter or two and then it will start up again on the same kind of slope as the original trend line. But that old adage, I don’t think anything for the most part, goes straight up in a straight line all the time. So, we’re just — unfortunately going through that right now.

Sandy Harrison — Signal Hill — Analyst

Darn unions. Anyway, onto TPACK, with that now closed and sort of you know, under your wings, what have you seen now that you own it and its yours versus your due diligence? And as you look at the rollout of them over time, what’s the best way to layer that in? Is their products sort of moving into the production phase at some of the OEMs you were talking about? How’s that? What’s the best way to start thinking about that in a linear fashion?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

I’ll put that in two categories. I’ll first just say that obviously for the December quarter, the revenues that TPACK is going to generate, it’s going to be pretty much the stuff they had previously. The impact of our sales force and stuff that we will help integrate with them, probably starts to show up more in the March quarter. So, I think you’re going to see revenues in the $1.8 to $2.0 kind of range for the December quarter for TPACK and that’ll put them roughly as a profit-neutral kind of impact.

And I’ll let Paramesh talk a little bit to some of the interesting, I’d say, customer and design kind of interactions that are going on right now. Because from that standpoint, I’d say we’re more pleased and even happier than we were when we did the acquisition based on all the things in the TPACK that we’re getting from customers.

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

So, you know, I don’t, again, I rarely get so excited about something that is FPGA-like. But I got to tell you, for our chosen spaces, especially the telecom market, when I walk to into a major Tier 1 account or service provider and tell them that I have the tools to get them into a trial and take them from trial to actual deployment in under a year, that’s a huge, huge, huge change to their cadence relative to the way they’ve experienced things before.

On that front, if you now take that and work it back to the portfolio that we have, I can walk into any Tier 1 OEM today and tell them I’ve got the best in class, smallest footprint, most reconfigurable, at speed platform that has the ability to evolutionize into a complete system solution with all the mixed signals in a common TSMC process. So, if you really think about it, between the Altera parts that TPACK stuff rides on, or those other parts at 40-nanometer, our bleeding edge 40-nanometer stuff that’s world class, high performance, mixed signal, all of our 40-nanometer processors, I pretty much offer you a complete menu of system engineering solutions that is not available anywhere else in the industry. I solve your time to market and time to money problems and I solve your long-term cost problem all in one fell swoop

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

I’ll just add to that. The biggest thing that resonates with the customers is the fact that we can start early with them and help them with their API and the fact is, we can then show them how the API doesn’t have to change. And that is a huge factor with them because they don’t have to worry about having to change software.

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

Exactly.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

As they move from platform to platform, we can show how we can do it with them in a consistent way from step to step.

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

It’s basically a software investment of millions of lines of code that they have no issues protecting.

Sandy Harrison — Signal Hill — Analyst

Got you. Okay, thanks for taking my questions.

Operator

Your next question comes from the line of Chris Zepf of Kingdom Ridge Capital. Please proceed.

Chris Zepf — Kingdom Ridge Capital — Analyst

Thanks, guys. Paramesh, when you’re doing checks with the carriers, so if I step back let’s say two years ago, the carriers were openly talking about how they’re going to migrate the network they had from SONET to OTN, because SONET just wasn’t effectively, cost effectively managing all the data transportation they were seeing and the growth they were foreseeing for the next few years. Now if you look back at the last one or two quarters with whether it’s the iPad or Netflix, which I saw a week ago they said it’s up to 20% of streaming video during usage time in terms of how much it’s consuming of the bandwidth. When you talk to the carriers are they that much more fired up about making sure they have to change the network sooner rather than later? I mean, obviously we’re going through an inventory correction now at the box level —

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

So, I’m sorry, I didn’t let you finish your question. But is your question are they talking about accelerating their deployment into OTN networks? Is that the right way to think about the question?

Chris Zepf — Kingdom Ridge Capital — Analyst

Right. I mean, obviously the demand, what they’re seeing in their networks has changed relative to what they would have projected a year ago. There’s even more video, whether it is the iPad or streaming video through Netflix. You’re seeing more of that. They’re still charging the customer the same amount, because they have to lower, obviously, the costs to deliver to the customers.

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

Yes. So, Chris, I’ll answer that in two parts. One is look at the number of RFQs in the last six months for 100 gig. I think the number RFQs from our vantage point has probably quadrupled. So, you know, if I look at my TPACK acquisition and where it’s aimed at squarely, it’s aimed at two pieces. How do I get the carriers 100-gig solution by the end of 2012, sorry the mid of 2012 that is actually deployable in the metro.

It may not be the most effective from a power and cost standpoint, but how do we get there faster than ever? Right? And if you look at the number of 40-gig cancellations that have occurred at the same time, it’s about 30% of all stuff that has originally been termed to be 40-gig has been essentially upgraded. If you look at the 4X plus the 20%, that’s a significant change in the landscape, okay? By definition now, every single port card that’s being talked about in any reasonable piece of ROADM equipment or carrier metro router is nothing short of either 100 or 200 gig ports, which means essentially, by 1210, by 340, or by 1 coherent, right? Times two.

So, the fundamentals are essentially absolutely in line, not to mention that, you mention Netflix and you mentioned the pad computing stuff. If you look at the forward demand that people are projecting now based on video cacheing in the cloud, a la Apple TV and Netflix-type stuff, and just extrapolate that to being able to get the output that is needed for 100-gig solutions, we actually did our own business case analysis of 100-gig. And it is our belief that the 100-gig business case would eclipse all the 40-gig and the 10-gig business cases going forward. Which basically means the lingua franca — the rate shaping is going to be docked in terms of fractional 100-gigs, rather than fractional 40-gigs or any tributary thereof.

So, fundamentals are absolutely in place for us to see that. The acceleration of, if you look at Yahara, I’m giving you very concrete examples and look at the Alcatel Lucent 1800 platform. Yahara does not use many 40-gig, they’re used in 100-gig cards today. So, it’s absolutely clear, unequivocally evident that we have all the big demand queued up from a carrier perspective to move to 100 gigs.

What are the limiting factors so that I can put color on that as well. The biggest limiting factors right now are the manageability of a flat 100-gig network. Believe it or not, software investments and OSF network management of big 100-gig pipes and fractional 40-gig pipes are not trivial. I think you’ll start to see a lot more of this technology digestion period that I indicated in the two to three quarter period that Bob indicated has a lot to do with the way you’re now going to rate provision your OTN pipe as part of your new service infrastructure.

Chris Zepf — Kingdom Ridge Capital — Analyst

The competitive landscape, in terms of, you know, I think it’s pretty clear where the markets going. How would you view the competitive landscape in terms of when you’re going out and weighing the designs or when you do lose? Still, how would you view the competitive landscape?

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

Relative to my OTN products?

Chris Zepf — Kingdom Ridge Capital — Analyst

Yes.

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

From our perspective, we still—so, adding TPACK to our — I’ll answer the question in probably two parts. First I think the — on the edge we’re now actually, we’re actually now a real competitor to, to guys who have essentially dominated that particular aspect of the network. And we are a real competitor in the sense that we now have equivalent solutions, albeit with RPGs and mixed signal devices to essentially go off and start to show equivalent mix signal, desynchronizer plus channelized edge all the way down to grooming and shaping solutions. Right? So, that’s clear.

On the 100-gig front, we see two major competitors arising. This is very different than what we’ve seen in the past and I want to be — in fact, I didn’t mention it in the call, but it’s really important for you to realize. The notion of an internal 100-gig ASIC development is now resurfacing again with most of our customers. And again, just like we did for PQX or PEMAQUID, the 100-gig products that we’re contemplating today are all joint development or are all spawned out of joint thinking between system guys and us. Primarily —

Chris Zepf — Kingdom Ridge Capital — Analyst

So, are you getting NREs for this 100-gig development with your customers?

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

So, on the TPACK side, there’s already engagements on that front, absolutely. On the AppliedMicro side for a 40- or 28-nanometer deployment, that’s still in conversation. I just want to be clear that at 100-gig, because there’s such a plethora of features, because it’s kind of a superset of 40-

and 10-gig all rolled up into one giant big market, we believe that we need all the different pieces to come together. And there will be continuous evolution of features over the next four years as this network transitions. Just like —

Chris Zepf — Kingdom Ridge Capital — Analyst

100-gig is obviously more of a 2012, 2013. Between now and then, given what’s going on, whether it’s Netflix, we talked about the data traffic. The carriers themselves are talking about the need to upgrade next year. If before you even get — so, I understand the need to get to 100-gig as fast as possible. But, for next year, what are you seeing the carriers move to?

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

Seeing a lot of carriers moving to the channelized notion of 100-gig. So, when I say 100-gig, let me be very clear. There’s going to be the need to at least have like a by 12 card, 12 by 10 card on most of these boxes. Today’s cards are, like with our PEMAQUID they are by 4 or by 2. So, we’re going to go from that to a by 12.

I look at it as PQX essentially will start to become a very dominant part of most of these platforms. So, as the carriers need to upgrade, we have the density upgrade path over the next 12 to 18 months. So, essentially what we will end up doing is from a short-term perspective, they’re going to proceed with higher density 10-gigs until they get to 100-gigs. That’s what I mean when I say there’s this really, really important trend out there.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

And the second part of your question, I think buried inside of there, Chris, is competitive-wise in terms of being positioned in the next 12 or 18 months to capitalize on that increased density until 100-gig gets here, I don’t think anything’s changed. I think we’re still pretty dominant there and you know, will we find other competitors and will some people pop out of the wood work, so to speak? Yes, we know about it, we know some stuff people are working on, but it’s that old adage of, right now I think we’ve got the socket and they have to take it away from us.

Chris Zepf — Kingdom Ridge Capital — Analyst

For the next 12 months, whatever’s going to be deployed, the socket’s already been won by somebody. So, if you have the socket, you’re going to ramp up.

Dr. Paramesh Gopi — Applied Micro Circuits Corporation — President, CEO

That’s exactly correct and the fact that we invested in 40-nanometers two and a half years before anybody else even got here puts us in an interesting pole position going forward.

Chris Zepf — Kingdom Ridge Capital — Analyst

Okay, thanks guys.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

Thank you.

Operator

Your next question comes from the line of Jeff Osher of Harvest Capital. Please go ahead.

Jeff Osher — Harvest Capital — Analyst

Hey, guys, thanks for taking my question. Just a quick question along the cash flow statement. Should we expect, looks like RSUs and SBC or FAS 123R was roughly a third of cash from ops. Is that the right ratio we should think about? A third of your cash flows coming from share creep or options or RSUs?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

No, I think that’s a more complicated calculation because it can also be a function of how the share price moves, right? That particular number can go up, even though it’s based on shares and options that you gave out a long time ago. The way I look at it isn’t really compared to the cash flow number as much as I compare it to the share count and you know, the ISS and some of the other services, we’ll look at gross shares like the number of shares going out to the employee base or to management. We also look at on a net basis.

I can tell you that over the last three or four years, we have, each year, on a net basis, been negative. We’ve been anti-dilutive, meaning that as we’ve transitioned workforce, et cetera, overseas, and as we changed out management, we’ve actually had more shares being returned to the pool than we’ve had going out.

Jeff Osher — Harvest Capital — Analyst

Right. That’s also a function of your vesting schedule, though. But your stock over the last six months has been flattish, so typically you get a greater expense as your stocks going up, not flat to down. So, all else being equal if the stock is flat, I don’t know, maybe you’re shrinking your vesting schedules. But all else being equal, is that — should we assume, in other words, that $7 million, $7.8 million every six months of contribution, all else being equal to cash flow?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

So, I think you — so here I think —

Jeff Osher — Harvest Capital — Analyst

As far as the back out.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

Yes, I think there could be a concept that the schedules are shortening from the standpoint of a lot of the share count that we put in place is a program we internally refer to as EBITDA shares that was put in place based on established EBITDA parameters a couple years ago. And basically, that pays out the faster we get the EBITDA numbers overtime, then it can actually accelerate the investment that comes in. Okay. Or by that, I mean the vesting period. It can accelerate it in, but only if the numbers are achieved.

Jeff Osher — Harvest Capital — Analyst

So it becomes almost an unvirtuous cycle where the better you do in EBITDA, the more stock-based comp you’ll see, which backs out a non-cash expense even further. Maybe we’ll circle back offline. Let me look at this a little closer. But thanks for taking my question.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

And I wouldn’t mind talking to you about it after the fact too, many of the people have heard me talk about the fact that I’m not sure we can be backing out stock-based compensation for very much longer. Because a lot more of it is an option, a lot more of it is RSUs. I don’t know if anybody can argue RSUs aren’t compensation.

Jeff Osher — Harvest Capital — Analyst

Good for you, you’re in a minority to actually say that. So, good for you guys. Thanks again for taking my question.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

Okay and just call me if you want. I’m happy to talk.

Jeff Osher — Harvest Capital — Analyst

Absolutely. Thank you.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

Okay.

Operator

(Operator Instructions) Your next question comes from the line of Christian Schwab of Craig-Hallum Capital Group.

Christian Schwab — Craig-Hallum Capital Group — Analyst

Great. Thanks for taking my question. Bob, I just had a question on the guidance. So we’re looking for December to be $62 million plus or minus a couple and then, you know, March probably being flattish as we have a couple quarters inventory digestion or pause and spending, et cetera. Did I understand that correct?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

That’s probably the way I would guide you guys to do it for now. I’d probably maybe a little more bullish than that. But, right now, given how much things have changed in the last 30 days or so, I’d say let’s just be cautious, we can always increase numbers.

Christian Schwab — Craig-Hallum Capital Group — Analyst

Right. And then as we look to 2012, you guys suggested, I think I wrote down that you expect revenue growth, year-over-year of 15% to 20%. Did I hear that right?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

We think the slope of that line, which is kind of the line that we were on this year, you know, prior to the pause, as I’ll call it for a second, we think we’ll get back on a similar sloped line again because all of the basic fundamentals for why, in this case, the metro has to upgrade to OTN, the design wins we’ve gotten with the new processors that haven’t even begun to ship, all those things we think — we feel pretty strongly or pretty comfortable, that unless there’s some weirdness in the macro world should get us back into that kind of a growth trajectory.

Christian Schwab — Craig-Hallum Capital Group — Analyst

Right, so the quick math then obviously, right, is we do $250 million next year and 15% to 20% growth next year, gets us to $287 to $300. If we just split that difference and call it $293, we get $73 and change a quarter. So, at some point, there’s just a massive hockey stick recovery or acceleration, reacceleration, if you will, in your quarterly revenues. If — so, would you expect that to start in June and continue on a very strong trajectory straight line through the year?

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

So that’s my concept is I think really that the 62 that we might see for a quarter or two is abnormal. I think it could jump back to the 66, 67 range pretty easily and then you know, go on the growth pattern we were on, which is more in the 5% to 10% sequential growth. So, I think you can get to that kind of a scenario for FY12 from that perspective.

Because you know, if I look at it, if you could do something as simple as even a low number like $65 million in the June quarter. And if you grew by about $4 million a quarter and maybe a little stronger like $5 million or something in the fourth quarter or so of next year, I think you can be into the $285 to $290 range with that kind of a number.

Christian Schwab — Craig-Hallum Capital Group — Analyst

Okay.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

Now, I might be – and you guys know me well enough to know I’m always be a little bit on the more conservative side, especially when I’m going out that far. So, the proof has been in the historical numbers. Whatever we’ve guided you to out that far, we usually start low and try to increase it as we go through the year. So, it just depends on whether you’re trying to solve for the middle part or solve for the 15 and then inch it up afterwards.

Christian Schwab — Craig-Hallum Capital Group — Analyst

Great, I get it, thank you.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

Okay.

Operator

If there are no further questions, I’d like to turn the call back to Robert Gargus for closing remarks.

Robert Gargus — Applied Micro Circuits Corporation — SVP, CFO

Thank you. We would like to thank you all of you for your participation today. There’ll be an audio replay of this call available on the Investor Relations section of our website. You can also access the audio replay of this conference call by calling 888-286-8010 and entering the reservation number 82420330.

We will also file a copy of this script in an 8-K with the SEC in the next few days. Please feel free to call me if you have any additional questions. Again, thank you for your participation on the call today and have a nice evening.

Operator

Ladies and gentlemen, thank you for your participation in today’s call. This concludes the presentation. You may now disconnect. Have a great day.